EXHIBIT 10.12


          CONAGRA INCENTIVES AND DEFERRED COMPENSATION
                     CHANGE OF CONTROL PLAN


     1.   Name and Purpose.

     1.1  Name.  The name of the plan shall be the ConAgra
Incentives and Deferred Compensation Change of Control Plan
("Plan").

     1.2 Purpose. ConAgra has adopted, established and/or entered into various long term and short-term incentive, bonus and deferred compensation agreements, programs and plans. Additionally, certain of such arrangements provide that all or a portion of the payments and benefits under such arrangements shall be deferred, vested over future periods and/or paid in ConAgra stock (restricted or unrestricted). The Board of Directors of ConAgra has determined that the interests of ConAgra stockholders will best be served by assuring employees that their incentive, bonus and deferred compensation payments will remain intact during any event that could result in a change of control of ConAgra. This Plan is intended to promote stability among employees in order to serve the best interests of ConAgra stockholders. Under this Plan, payments, benefits and deferred compensation under the incentive, bonus, deferred compensation and similar type arrangements shall be protected in the event of change of control of ConAgra.

     2.   Definitions.

          The terms used herein shall have the following meanings unless a different meaning is clearly required by the context:

     2.1  "Board" means the Board of Directors of ConAgra.

     2.2  "Change of Control" means:

          (i) The acquisition (other than from ConAgra) by any person, entity or "group," within the meaning of
               Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, ConAgra or its subsidiaries, or any employee benefit plan of ConAgra or its subsidiaries which acquires beneficial ownership of voting securities of ConAgra) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of ConAgra's then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ConAgra's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as through such person were a member of the Incumbent Board; or

         (iii) Approval by the stockholders of ConAgra of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of ConAgra immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of ConAgra or of the sale of all or substantially all of the assets of ConAgra.

     2.3 "Committee" means the Compensation Committee of the Board.

     2.4 "ConAgra" means ConAgra, Inc., a Delaware Corporation, or any successor thereto.

     2.5 "ConAgra Controlled Group" means the controlled group of corporations as described in I.R.C. Section 414(b), which includes ConAgra.

     2.6 "Covered Plans" means all incentive, bonus, deferred compensation and similar type arrangements currently or subsequently approved by the Committee or pursuant to authority delegated by the Committee.

     2.7  "Effective Date" of this Plan means January 1, 1989.

     2.8 "Fiscal Year" means ConAgra's fiscal year. If a Fiscal Year is referred to with respect to a Covered Plan that has a year different than ConAgra's fiscal year, in this instance Fiscal Year shall mean that applicable year.

     2.9 "Nondiscretionary Plan" means a Covered Plan under which the award, the incentive, or the payment for a particular year is not subject to the discretion of a member of the ConAgra Controlled Group, i.e., the award or payment is computed by a formula. A "Discretionary Plan" means any Covered Plan that is not a Nondiscretionary Plan.

     2.10 "Participant" means a person participating in a Covered
          Plan.

     3.   Effect of a Change of Control.

          In the event of a Change of Control, the following shall apply, regardless of any provision of the Covered Plans:

     A. All payments, awards and benefits under the Covered Plans shall be immediately nonforfeitable by the Participants. This shall include, but not be limited to, any payment, award or benefit that is deferred and any payment, award or benefit that is payable in ConAgra stock.

     B. Any Participant terminated after a Change of Control, but prior to the date the Participant would otherwise be eligible (if the provisions of this Plan did not apply) to receive an award, payment or benefit under a Covered Plan shall receive a pro rata award. The pro rata award shall be based upon the number of days the Participant was employed by a member of the ConAgra Controlled Group during the applicable Fiscal Year.

     C. The method of, and the factors used in, computing the awards, benefits and payments under each Covered Plan may not be changed prior to the Fiscal Year after the Change of Control. Also, any interest cost or overhead charges that relate directly or indirectly to the Change of Control shall be ignored for computing the awards, benefits and payments under each Covered Plan.

          The following is a list of example items that may not be changed with respect to the Covered Plans. The list is not intended to be all inclusive, but is merely set forth for exemplary purposes.

          (1)  Accounting methods and procedures.
          (2) Performance objectives, guidelines and formulae (individual or group).
          (3)  Capital charges.
          (4)  Allocation and formulae methods.
          (5)  Participants and eligibility.
          (6) Payment provisions, e.g., timing of payment and form of payment, except for the funding provisions of Paragraph 4, below.
          (7) Methods, procedures and formulae for computing bonus pools.
          (8) Sale, disposition or transfer of all, or a significant portion, of the assets utilized in achieving the original objectives of a Covered Plan.

          If any changes are made to a Covered Plan before the Fiscal Year following the Change of Control, each Participant in a (1) Nondiscretionary Plan shall receive an award, benefit or payment equal to the maximum award, benefit or payment available under the applicable Covered Plan; and (2) Discretionary Plan shall receive an award, benefit or payment for the Fiscal Year of the Change of Control which is no less than the dollar amount of the highest annual award, benefit or payment the Participant received for any of the preceding three Fiscal Years.

     D.   No Covered Plan may be terminated prior to the Fiscal
          Year following the Change of Control.

     4. Funding. The awards, benefits and payments contemplated under the Covered Plans shall be funded only in accordance with the provisions of the applicable Covered Plan until a Change of Control. Upon a Change of Control, the awards, benefits and payments that are deferred according to the applicable Covered Plan shall be funded, in one lump sum payment, through a trust. The transfer shall be made within 60 days following the later of the date of the Change of Control or the date the award, benefit or payment is computed under the normal administration of the applicable Covered Plan. If the deferral under the applicable Covered Plan is to be made in ConAgra stock, the appropriate number of shares of ConAgra stock shall be transferred to the trust.

          ConAgra shall make up any award, benefit or payment the Participant does not receive under the trust, e.g., if the funds in the trust are insufficient to make the payments due to insufficient earnings in the trust. A separate trust shall be established for each Participant who is entitled to a deferred award, benefit or payment. The trustee of such trust shall be a national or state chartered bank. If funding of the trust is not made within the sixty day period described in this Paragraph 4, the Participant's deferred award, benefit or payment shall then be equal to 150% multiplied by the amount of the deferred award, benefit or payment the Participant would otherwise receive; provided, however, this increase is not intended to remove ConAgra's obligation to fund the trust.

     5.   Notice of Employees.  The Vice President of Human
Resources of ConAgra shall notify the Participants of the provisions of this Plan.

     6. Administration. This Plan shall be administered by the Committee. A majority vote of the Committee at a meeting at which a quorum is present, or acts reduced to, or approved in writing by, a majority of the members of the Committee, shall be the valid acts of the Committee for purposes of this Plan.

     7. Qualified Plans. The Plan shall neither apply to, nor have any effect on, a ConAgra plan intended to qualify under
Section 401(a) of the Internal Revenue Code of 1986, as amended.

     8. Amendment. This Plan may be amended from time to time by the Board; provided, however, no amendment shall be effective prior to the beginning of the Fiscal Year following the date the action is taken to amend this Plan.

     9.   Termination.  This Plan may be terminated by the Board;
provided, however, the Plan may not be terminated prior to the beginning of the Fiscal Year following the date the action is taken to terminate this Plan.